EXHIBIT 10.45
SEABRIGHT INSURANCE COMPANY

Amendment to Employment Offer Letter Agreement
Neal Fuller

February 21, 2012

Mr. Neal Fuller
1141 Edmonds Street
Edmonds, WA 98020

Re.           Amendment to Employment Offer Letter Agreement

Dear Neal:

You have previously entered into an offer letter agreement with SeaBright Insurance Company, a subsidiary of SeaBright Insurance Holdings, Inc. (collectively, “SeaBright”) on August 25, 2012 (the “Agreement”) pursuant to which you may become entitled to severance benefits from the Company under certain circumstances.  In light of recent changes in federal tax law regarding nonqualified deferred compensation, which may potentially cover the severance benefits under the Agreement, the Company is proposing this amendment to the provisions of the Agreement to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

If the provisions of this amendment (as set forth below) are acceptable to you, please sign and date one copy of this amendment in the space provided at the end of this letter and return the same to Gene Gerrard,  Associate Vice President, Human Resources,  for the Company’s records.

CODE SECTION 409A AMENDMENT

The Agreement is hereby amended by adding the following provisions at the end thereof to read in full as follows:
“Code Section 409A Compliance:
The intent of the parties is that payments and benefits hereunder comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and SeaBright of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall SeaBright be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision hereof providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding any other payment schedule provided herein to the contrary, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due hereunder shall be paid or provided in accordance with the normal payment dates specified for them herein.
To the extent that any expense reimbursement or in-kind benefit under this letter constitutes “non-qualified deferred compensation” for purposes of Code Section 409A, (i) such expense or other reimbursement hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  Any gross-up payment, if applicable, payable hereunder shall be paid by SeaBright no later than the last day of the taxable year next following the taxable year in which you remit the related taxes.
For purposes of Code Section 409A, your right to receive installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments.  The severance benefits payable hereunder shall be paid in accordance with SeaBright’s payroll practices as in effect upon the date of termination, but no less frequently than monthly.
Notwithstanding any other provision of this letter to the contrary, in no event shall any payment hereunder that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.”

Except as specifically modified herein, the Agreement will remain in full force and effect in accordance with all of the terms and conditions thereof.

Very truly yours,

SEABRIGHT INSURANCE COMPANY

By:

Name:

Title:

AGREED AND ACCEPTED:

_____________________________
Signature

Date:  February 21, 2012